Exhibit 3.1

BROADCOM LIMITED

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

Broadcom Limited (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:

1. The name of the Company is Broadcom Limited. The Company’s original Certificate of Incorporation (the “Certificate”) was first filed with the Secretary of State of the State of Delaware on January 17, 2018 under the name Broadcom Inc. and amended on January 22, 2018 under the name Broadcom Limited.

2. This Certificate of Amendment of the Certificate of Incorporation has been duly adopted by the Board of Directors of the Company in accordance with the applicable provisions of Section 242 of the DGCL.

3. ARTICLE I of the Certificate is hereby amended to read in its entirety as follows:

“ARTICLE I

The name of this corporation is Broadcom Inc. (the “Corporation”).”

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment of the Certificate of Incorporation to be executed by its duly authorized director on March 23, 2018.

Broadcom Limited a Delaware corporation

/s/ Hock E. Tan
Hock E. Tan
President and Chief Executive Officer